BDO Dunwoody LLP	600 Cathedral Place
Chartered Accountants and Advisors	925 West Georgia Street
Vancouver, BC V6C 3L2
Telephone: (604) 688-5421
Fax: (604) 688-5132

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 9, 2008 relating to the consolidated financial statements of ESP Resources. Inc. (formerly Pantera Petroleum Inc., a development stage company) (the “Company”), appearing in the Company’s Annual Report on Form 10-KSB for the year ended May 31, 2008. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

(signed) “BDO Dunwoody LLP”

BDO Dunwoody LLP

Vancouver, Canada
February 10, 2009

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario